UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2007

Eagle Family Foods Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-50305-01	13-3983598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eagle Family Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-50305	13-3982757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 Taylor Road, Suite 200, Gahanna, Ohio	43230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 501-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2007, Eagle Family Foods Holdings, Inc., a Delaware corporation (“Eagle”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The J.M. Smucker Company, an Ohio corporation (“Smucker”), and its wholly-owned subsidiary, EF Acquisition Company, a Delaware corporation (“Merger Sub”). Craig Steinke, the President and Chief Executive Officer of Eagle, is a party to the Merger Agreement as Stockholders’ Representative.

Under the terms of the Merger Agreement, Merger Sub will be merged with and into Eagle (the “Merger”), with Eagle surviving the Merger as a wholly owned subsidiary of Smucker. The Merger Agreement provides for total payments by Smucker at the closing of the Merger of approximately $133 million, subject to adjustment in certain events. In addition, approximately $115 million in aggregate principal amount of 8.75% Senior Notes (the “Notes”) due January 15, 2008 issued by Eagle Family Foods, Inc., a Delaware corporation and a wholly-owned subsidiary of Eagle, will remain outstanding subsequent to the closing. Payment of principal and accrued and unpaid interest on the Notes is guaranteed by Eagle. Under the terms of the Merger Agreement, the Notes will be called for redemption at par (together with accrued and unpaid interest thereon) as a condition to the Merger, and are expected to be redeemed within 30 days after the Merger.

Consummation of the Merger is subject to customary closing conditions. The parties have agreed to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to consummate the transactions contemplated by the Merger Agreement and to cooperate with each other so as to, obtain as soon as practicable all necessary regulatory or other consents, clearances, authorizations and approvals required under the Merger Agreement.

The Merger Agreement also contains customary termination provisions, including provisions allowing, subject to certain conditions, either Eagle or Smucker to terminate the agreement in the event of a material breach by the other party of its obligations. Subject to certain conditions, the Merger Agreement also may be terminated by either party if the Merger has not been completed by May 31, 2007.

The Merger Agreement has been unanimously approved by the boards of directors of Smucker and Eagle, and each of the shareholders of Eagle has executed and delivered to Smucker a written consent approving the Merger.

The Merger is expected to be completed in early May, 2007.

This Form 8-K includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing for the closing of the Merger and the redemption of the Notes. These statements are based on the current expectations or beliefs of our management, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) failure of the closing conditions in the Merger Agreement to be satisfied and (3) other factors affecting the operation of the respective businesses of Smucker and Eagle. These and other risks are detailed from time to time in our periodic reports that are filed with the Securities and Exchange Commission. We are under no obligation to, and expressly disclaim any such obligation to, update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information:

Not applicable.

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

EAGLE FAMILY FOODS HOLDINGS, INC.
EAGLE FAMILY FOODS, INC.

Date: April 5, 2007
	By:	/s/ Craig Steinke
	Name:	Craig Steinke
	Title:	President and Chief Executive
Officer and Chief Financial Officer